Distribution Agreement
THIS DISTRIBUTION AGREEMENT (“Agreement”) is by and between FORESIDE FUND SERVICES, LLC (the “Distributor”), EVANSTON ALTERNATIVE OPPORTUNITIES FUND (the “Fund”) and EVANSTON CAPITAL MANAGEMENT, LLC (the “Adviser”) and will be effective as of the closing date of the Transaction (as defined below).
WHEREAS, the Distributor, the Fund and the Adviser have entered into a Distribution Agreement dated as of March 13, 2014 (the “Existing Agreement”);
WHEREAS, on February 3, 2017, Lovell Minnick Partners announced that one of its private equity funds had signed a definitive agreement with Foreside Financial Group, LLC and Foreside Distributors, LLC (collectively, “Foreside”) to acquire a majority interest in Foreside (the “Transaction”), and that subject to any required regulatory approvals, the Transaction is expected to close on or before May 31, 2017;
WHEREAS, it is anticipated that the Transaction will constitute a “change of control” of Distributor and, therefore, an “assignment” of the Existing Agreement, as such term is defined under the Investment Company Act of 1940, as amended (“1940 Act”); and
WHEREAS, consistent with Section 15 of the 1940 Act, the Existing Agreement states that the agreement will terminate automatically in the event of its “assignment” as defined in the 1940 Act; and
WHEREAS, the Distributor, the Fund and the Adviser desire to enter into this Agreement to replace the Existing Agreement as of the closing date of the Transaction.
NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:
1.
Effective as of the closing date of the Transaction, the Fund, the Adviser and the Distributor hereby enter into this Agreement pursuant to which the Distributor shall continue to provide services to the Fund on the same terms and fees as set forth in the Existing Agreement (other than any one-time set up fees or charges which will not be payable under this Agreement).

2.	Except as specifically stated herein, each provision of the Existing Agreement is incorporated into this Agreement.

3.	Capitalized terms used herein without definition have the meanings given them in the Existing Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the closing date of the Transaction.

FORESIDE FUND SERVICES, LLC		EVANSTON ALTERNATIVE OPPORTUNITIES FUND

By:	/s/ Richard J. Berthy Richard J. Berthy, President	By: Kenneth A. Meister Name: Kenneth A. Meister Title: Trustee

Solely with respect to Section 5A:

EVANSTON CAPITAL MANAGEMENT, LLC

By: Kenneth A. Meister Name: Kenneth A. Meister Title: President and COO